CERTIFICATE OF INCORPORATION

OF

PLATINUM EXECUTIVE SEARCH, INC.

Pursuant to Section 402 of the Business Corporation Law

     I, the undersigned, a natural person of at least 18 years of age, for the purpose of forming a corporation under Section 402 of the Business Corporation Law of the State of New York hereby certify.

FIRST:    The name of the corporation is:

                   PLATINUM EXECUTIVE SEARCH, INC.

SECOND: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under Article IV of the Business Corporation Law, except that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of SUFFOLK State of New York.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is TWO HUNDRED, each of which shall be common stock with no par value.

FIFTH: The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                              C/O HOWARD POLLACK
                              7 PENN PLAZA, RM 316
                              NEW YORK, NY 10001

SIXTH: No director of the corporation shall have personal liability to the corporation or to its shareholders for damages for any breaches of duty in such capacity, provided, however, that the provision shall not eliminate or limit:

          (a) the liability of any director of the corporation if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or, with respect to any director of the corporation, that his acts violated Section 719 of the Business Corporation Law of the State of New York, or

          (b) the liability of a director for any act or omission prior to the final adoption of this article.

SEVENTH: The holders of any of the corporation's equity shares shall be entitled to preemptive rights in accordance with the provisions of BCL section 622.

IN WITNESS WHEREOF, the undersigned incorporator has executed this certificate of incorporation.

03/25/99.


                              S/ Sharon Babala
                              Sharon Babala, Incorporator
                              Blumberg Excelsior Corporate
                              488 Broadway
                              Albany, New York 12207

CERTIFICATE OF AMENDMENT
of the
CERTIFICATE OF INCORPORATION
of
PLATINUM EXECUTIVE SEARCH, INC.
Under Section 805 of the Business Corporation Law
The undersigned, being the Chief Executive Officer and the Chairman of the Board of Directors of PLATINUM EXECUTIVE SEARCH, INC. (the "Corporation"), in order to amend the Corporation's Certificate of Incorporation, does hereby certify that:
FIRST:    The name of the Corporation is Platinum Executive Search, Inc.
SECOND:   The Certificate of Incorporation of the Corporation was filed with the Department of the State of the State of New York on March 25, 1999.
THIRD:    Pursuant to the Business Corporation Law, Paragraph Fourth of the
Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the Corporation shall have authority to issue, the par value thereof, and the classes into which such shares are divided, is hereby amended (1) to increase the aggregate number of shares that the Corporation has authority to issue from 200 shares of common stock, no par value per share, to 20,000,000 shares, of which 10,000,000 shall be common stock and 10,000,000 shall be preferred stock, $.01 par value per share (the "Preferred Stock"), (2) to change the par value of the Common Stock from no par value per share to $.01 par value per share (the "Common Stock"), and (3) to create the class of Preferred Stock in addition to the existing class of Common Stock, as approved by the Corporation's board of directors and shareholders.
FOURTH:   Pursuant to the Business Corporation Law, Paragraph Fourth of the
Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the Corporation shall have authority to issue, the par value thereof, and the classes into which such shares are divided, is hereby amended to add a provision stating the number, designation, relative rights, preferences and limitations of a new series of Preferred Stock, as fixed by the Corporation's Board of Directors, which shall be designated as Series A Convertible Preferred Stock, par value $ .01 per share, and to set forth in full the text of such provision.
FIFTH:    Pursuant to the Business Corporation Law, the Certificate of
Incorporation of the Corporation is hereby amended to add a new Paragraph Eighth to provide for indemnification by the Corporation of certain persons, including the directors and officers of the Corporation.
SIXTH:    In order to effect the amendments described in sections Third and
Fourth above, Paragraph Fourth of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:
The aggregate number of shares which the Corporation shall have the authority to issue shall be 20,000,000, of which 10,000,000 shares shall be preferred stock, $.01 par value per share ("Preferred Stock"), issuable in series, and 10,000,000 shares shall be common stock, par value $.01 per share ("Common Stock"). All shares of the Preferred Stock shall be issued in series and shall be entitled to preference in the distribution of dividends or assets or both. The Board of Directors of the Corporation, before issuance, shall have the authority to establish and designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations of shares of the Preferred Stock as between such shares and shares of the Common Stock and as between shares of different series of the Preferred Stock.

Series A Convertible Preferred Stock.

The Corporation is hereby authorized to establish a series of Preferred Stock of the Corporation of the designation and number of shares, and having the relative rights, preferences and limitations thereof as set forth below:

(a) Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock", par value $.01 per share (the "Series A Convertible Preferred Stock"), and the number of shares constituting such series shall be 5,000,000. Such series is referred to herein as the "Series A Preferred Stock".
(b) Dividends and Distributions. The holders of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors annual dividends payable in cash, out of funds legally available for such purpose, or at the option of the Corporation, in kind, at the rate of 6% per share per annum (computed on the basis of a 360-day year of twelve 30 day months), and this amount shall be non-cumulative. If the Corporation elects to pay in kind, such dividends shall be paid in additional duly authorized, fully paid and non-assessable shares of Series A Preferred Stock. Dividends on the Series A Preferred Stock shall be paid in preference to dividends paid on the Common Stock.
(c) Voting Rights. The holders of Series A Preferred Stock shall not be entitled to any voting rights, except that consent of the holders of at least a majority of the Series A Preferred Stock shall be required for any action which :
     (i) alters or changes the rights, preferences or privileges of the Series A Preferred Stock materially and adversely; or
     (ii) increases the authorized number of shares of common stock;
(d) Conversion at the Option of the Holders. The holders of Series A Preferred Stock shall have the right, at any time and at their sole option and election, to convert the shares of Series A Preferred Stock into shares of Common Stock, pursuant to the following provisions:
(i) Conversion Price. The Series A Preferred Stock shall be convertible into shares of Common Stock equal to the number of shares which results from dividing the Conversion Price (as hereinafter defined) in effect at the time of conversion into the average price per share paid for the shares (the "Average Subscriber Price"). Initially, the ratio between the Conversion Price and the Average Subscriber Price shall be 2.4:2. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.
     (ii) Mandatory Conversion. The Corporation, at its option, may at any time cause the Series A Preferred Stock to be converted in whole, or in part, on a pro rata basis, into fully paid and non-assessable shares of Common Stock in the event that the closing bid price as established by the primary market maker for the Company of the Common Stock shall have exceeded $3.00 for at least 20 trading days in any 30 consecutive trading day period ending three
(3) days prior to the date of notice of conversion. Any shares of Series A Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion on the date of such mandatory conversion (unless previously converted at the option of the holder).
No greater than 60 nor fewer than 20 days prior to the date of any such mandatory conversion, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be convened, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice shall specify the date fixed for conversion and the place or places for surrender of shares of Series A Preferred Stock.
Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the holder of the Series A Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of the shares to be converted shall not affect the validity of the proceedings for the conversion of any other shares of Series A Preferred Stock. On or after the date fixed for conversion as stated in such notice, each holder of shares called to be converted shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice for conversion. Notwithstanding that the certificates evidencing any shares properly called for conversion shall not have been surrendered, the shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares so called for conversion (except the right of the holders to convert such shares upon surrender of their certificates therefor) shall terminate.
(iii) Mechanics of Conversion. Before any holder of the Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such converted shares of stock were convertible on the Conversion Date, as hereinafter defined. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Preferred Stock (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.
(iv) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:
(1) Common Corporation Stock Issued at Less Than the Conversion Price. If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the lowest price per share at which additional shares of Common Stock have been issued or sold or at which the Corporation has agreed to so issue and sell.
For the purposes of any adjustment of the Conversion Price pursuant to clause
(1), the following provisions shall be applicable:
a. Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
b. Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined below) of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares. The "Current Market Price" per share of Common Stock shall be deemed to be the closing bid price as established by the primary market maker for the Company or, in the event that the Common Stock is not traded on a securities exchange, Nasdaq, or over-the-counter, the fair value as determined in good faith by the Board of Directors, irrespective of any accounting treatment.
c. Options and Convertible Securities. In the case of the issuance of (A) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (B) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):
i. The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses a. and b. above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;
ii. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses a. and b. above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;
iii. On any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;
iv. On the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and
v. If the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; (provided, however, that no increase in the Conversion Price shall be made pursuant to subclauses i. and ii. of this subclause c.).
(2) Excluded Stock. "Excluded Stock" shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Series A Preferred Stock, or upon conversion of shares of Series A Preferred Stock and (B) up to 15% of the outstanding shares of Common Stock to be issued to key employees, consultants, and advisors of the Corporation as part of an employee stock option plan, together with any such shares that are repurchased by the Corporation and reissued to any such employee, consultant or advisor. All shares of Excluded Stock which the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations hereof.
(3) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock in to a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.
(4) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock
(i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the Corporation or any subsidiary or (iii) of assets (excluding cash dividends or distributions, and dividends of distributions referred to in Subsection 3 above, or (iv) of rights or warrants (excluding those referred to in above), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from
(A) the number or shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed.
In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidence of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.
(5) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respects to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.
(6) Rounding of Calculations; Minimum Adjustment. All calculations hereunder shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but in any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.
(7) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions hereof shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock; provided that the Corporation, upon request, shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
(e) Liquidation, Dissolution or Winding-Up. Upon any liquidation, dissolution or winding-up of the Corporation, holders of shares of Series A Preferred Stock shall be entitled to receive, after due payment of the debts and other liabilities of the Corporation, before any distribution may be made to holders of Common Stock, a liquidating distribution in the amount of the Original Purchase Price per share.
(f) Reacquired Shares. Any shares of Series A Preferred Stock converted or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth in the Certificate of Incorporation of the Corporation.
(g) Transfer of Shares. No transfer of any shares of Series A Preferred Stock shall be made unless such transfer is made pursuant to an effective registration statement under the 1933 Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. In the event that such a transfer is made within three years from the date of original issue of such shares and without registration or qualification, (i) the Corporation may require, in order to assure compliance with such laws, that the holder of shares of Series A Preferred Stock desiring to effect the transfer and such holder's prospective transferee each certify to the Corporation in writing the facts surrounding the transfer, and (ii) the Corporation may require an opinion of counsel satisfactory to it that such transfer may be made without such registration or qualification, which certification and opinion of counsel shall not be an expense of the Corporation. The Corporation is not obligated to register or qualify the shares of Series A Preferred Stock under the 1933 Act or any other securities law or to take any action not otherwise required hereunder to permit the transfer of such shares of Series A Preferred Stock without registration or qualification.

SEVENTH:  In order to effect the amendments described in section Fifth above, the Certificate of Incorporation is hereby amended to add a new Paragraph Eighth, as follows:
The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said Article, as to action in any capacity in which they served at the request of the corporation.
EIGHTH:   The foregoing amendments to the Certificate of Incorporation were authorized by the unanimous written consent of the holders of all of the outstanding shares of the Corporation entitled to vote. Said authorization being subsequent to the affirmative vote of the Board of Directors of the Corporation.
IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this _____ day of May 1999.


James J. Strupp, Chief Executive Officer and Chairman of the Board of
Directors